Exhibit 21
SUBSIDIARIES: The following lists all subsidiaries and affiliates of A. O. Smith Corporation.

Name of Subsidiary	Jurisdiction in Which Incorporated
A. O. Smith Water Treatment (North America), Inc.	Delaware
A. O. Smith Water Treatment (North America) Holdings, Inc.	Delaware
SICO Acquisition, LLC	Delaware
Takagi - A. O. Smith Tankless Water Heater Company LLC	Delaware
Mineral-Right, Inc.	Kansas
American Water Heater Company	Nevada
Hague Europe, LLC	Ohio
Lochinvar, LLC	Tennessee
State Industries, LLC.	Tennessee
A. O. Smith Holdings (Barbados) SRL	Barbados
A. O. Smith Bangladesh Private Limited	Bangladesh
A. O. Smith Enterprises Ltd.	Canada
A. O. Smith (China) Environmental Products Co., Ltd.	China
A. O. Smith (China) Investment Co., Ltd.	China
A. O. Smith (China) Water Heater Co., Ltd.	China
A. O. Smith (China) Water Products Co., Ltd.	China
A. O. Smith (Shanghai) HVAC Co., Ltd.	China
A. O. Smith (Wuhan) HVAC Co., Ltd.	China
A. O. Smith L’eau chaude S.a.r.l.	France
Waterboss Europe, SARL	France
A. O. Smith (Hong Kong) Limited	Hong Kong SAR
A. O. Smith India Water Products Private Limited	India
Products de Agua, S. de R.L. de C.V.	Mexico
A.O. Smith Water Products SL (Private) Limited	Sri Lanka
A.O. Smith Holdings I B.V.	The Netherlands
A.O. Smith Holdings II B.V.	The Netherlands
A.O. Smith Holdings III B.V.	The Netherlands
A.O. Smith International Holdings B.V.	The Netherlands
A.O. Smith Products v.o.f.	The Netherlands
A.O. Smith Water Products Company B.V.	The Netherlands
A. O. Smith Water FZE	United Arab Emirates
Lochinvar Limited	United Kingdom
A. O. Smith Vietnam Company Limited	Vietnam